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                                                               EXHIBIT 99.(a)(4)

                           OFFER TO PURCHASE FOR CASH
                     All Outstanding Shares of Common Stock

                                       of

                             PrimeSource Corporation

                                       at

                              $10.00 Net Per Share

                                       by

                              FPF Acquisition Corp.

                     an indirect wholly-owned subsidiary of

                          Fuji Photo Film U.S.A., Inc.


                 The Offer and Withdrawal Rights will expire at
                       12:00 midnight, New York City time,
           on Tuesday, October 9, 2001, unless the Offer is extended.


                                                             September 11, 2001

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

   We have been appointed by FPF Acquisition Corp., a Pennsylvania corporation ("Purchaser") and a wholly-owned subsidiary of Enovation Graphic Systems, Inc., a Delaware corporation ("Enovation"), which is a wholly-owned subsidiary of Fuji Photo Film U.S.A., Inc., a New York corporation ("Fuji"), which is an indirect wholly-owned subsidiary of Fuji Photo Film Co., Ltd., a Japanese corporation, to act as Dealer Manager in connection with Purchaser's offer to purchase all outstanding shares of common stock, par value $0.01 per share, of PrimeSource Corporation, a Pennsylvania corporation (the "Company"), including the associated rights to purchase shares issued pursuant to the Rights Agreement between the Company and American Stock Transfer & Trust Company, as Rights Agent, dated as of February 1, 2001 (together, the "Shares"), at $10.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated September 11, 2001, as amended (the "Offer to Purchase") and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer").

   The Offer is conditioned upon, among other things, (1) there being validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares that represents, together with any Shares beneficially owned by Fuji or Purchaser, at least 80% of the then outstanding Shares and (2) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The Offer is also subject to the other conditions in the Offer to Purchase.

   For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

     1.   Offer to Purchase dated September 11, 2001;

     2. A letter from the President and Chief Executive Officer of the Company accompanied by the Company's Solicitation/Recommendation Statement on Schedule 14D-9;

     3. Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients together with Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup federal income tax withholding;

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     4.   Notice of Guaranteed Delivery to be used to accept the Offer if Share
          Certificates are not immediately available or if such certificates and all other required documents cannot be delivered to the Depositary, or if the procedures for book-entry transfer cannot be completed on a timely basis;

     5. A form of letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer; and

     6. Return envelope addressed to American Stock Transfer & Trust Company as the Depositary.

          WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
     TIME, ON TUESDAY, OCTOBER 9, 2001, UNLESS THE OFFER IS EXTENDED.

   Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Depositary, the Information Agent and the Dealer Manager as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse you for customary mailing and handling costs incurred by you in forwarding the enclosed materials to your customers. Purchaser will pay or cause to be paid all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

   In order to accept the Offer, a duly executed and properly completed Letter of Transmittal (or a facsimile thereof) and any required signature guarantees or, in the case of a book-entry transfer of Shares, an Agent's Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal, and any other required documents, should be sent to the Depositary by 12:00 midnight, New York City time, on Tuesday, October 9, 2001, all in accordance with the instructions set forth in the Letter of Transmittal and in the Offer to Purchase.

   If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents or to complete the procedures for delivery by book-entry transfer prior to expiration of the Offer, a tender may be effected by following the guaranteed delivery procedures specified in the Offer to Purchase.

   Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent or the undersigned at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase.


                                    Very truly yours,



                                    BEAR, STEARNS & CO. INC.


   NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF FUJI, ENOVATION, PURCHASER, THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT, THE DEPOSITARY OR ANY AFFILIATE OF ANY OF THE FOREGOING OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.


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